Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
April 30, 2008		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES FIRST QUARTER 2008 RESULTS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $77 million (20 cents per Common share) for the first quarter of 2008, compared to $1.025 billion ($2.18 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $729 million ($1.65 per Common share) for the first quarter of 2008, compared to $860 million ($1.83 per Common share) for the first quarter of 2007. Adjusted operating income is a non-GAAP measure as discussed below.

“Unfavorable financial market conditions adversely affected our results this quarter. These conditions had a negative effect on market values in our investment portfolio as well as on the operating results of some of our businesses. We are not satisfied with these results. Nevertheless, we are confident that our strong balance sheet and diversified mix of domestic and international businesses position us well to manage through the challenging current environment and to achieve sustainable results consistent with our long-term goals,” said Chief Executive Officer and Chairman–elect John Strangfeld.

“Considering our first quarter results and current financial market conditions, including equity market levels, interest rates, and credit spreads, we continue to believe that Prudential Financial will achieve Common Stock earnings per share for 2008 in the range of $7.50 to $7.80 based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes appreciation in the S&P 500 index of 2% per quarter for the balance of the year,” Strangfeld said. The 2008 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements and Non-GAAP Measures” below.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, including

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information on an amendment to the definition of adjusted operating income, is discussed later in this press release under “Financial Services Businesses” and “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

The Asset Management segment’s commercial mortgage securitization operations, which had a pre-tax loss of $107 million for the first quarter of 2008, have been classified as a “divested business” and excluded from adjusted operating income for all periods presented, as a result of the Company’s decision to exit these operations. In addition, effective for first quarter 2008 reporting, the company has amended its definition of adjusted operating income as it relates to certain externally managed investments in the European market. Under GAAP, the Company accounts for these investments as available-for-sale securities containing embedded derivatives that are marked to market within “Realized investment gains (losses), net” based upon the change in value of the underlying portfolio. Prior to this amendment, adjusted operating income included cumulative mark-to-market losses and recoveries of such losses in the period in which they occurred, while cumulative net gains on the embedded derivatives were deferred and amortized into adjusted operating income over the remaining life of the notes. Under the amended definition, adjusted operating income excludes the mark-to-market adjustments on the embedded derivatives, amounting to a pre-tax loss of $208 million for the first quarter of 2008, which are included in net income on a GAAP basis within “Realized investment gains (losses), net.” The Company views adjusted operating income under the amended definition as a more meaningful presentation of its results for purposes of analyzing the operating performance of its business segments, as the amended definition presents the results of these investments on a basis generally consistent with similar investments held directly within the general account portfolio. Accounting for these investments under GAAP has not been changed. Adjusted operating income results for earlier periods have been revised to conform to the amended definition.

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In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported adjusted operating income of $301 million for the first quarter of 2008, compared to $318 million in the year-ago quarter. Our Individual Life segment reported adjusted operating income of $96 million for the current quarter, compared to $101 million in the year-ago quarter. Current quarter results included higher net amortization of deferred policy acquisition and other costs, reflecting less favorable separate account performance than that of the year-ago quarter. The greater net amortization in the current quarter, together with lower revenues related to separate account values and modestly higher expenses, essentially offset more favorable mortality experience. Our Individual Annuities segment reported adjusted operating income of $115 million in the current quarter, compared to $166 million in the year-ago quarter. Less favorable results from mark-to-market of embedded derivatives and related hedge positions associated with living benefits, after related amortization of deferred policy acquisition and other costs, contributed $24 million to the decrease in adjusted operating income, reflecting net costs of $17 million in the current quarter primarily due to financial market conditions compared to a net benefit of $7 million in the year-ago quarter. In addition, current quarter results reflected greater amortization of deferred policy acquisition and other costs, and higher costs for guaranteed minimum death and income benefits, resulting from less favorable than expected experience. Our Group Insurance segment reported adjusted operating income of $90 million in the current quarter, an increase of $39 million from the year-ago quarter. Current quarter results include a $20 million benefit from a cumulative adjustment of premiums for earlier periods on a large group life insurance case. The remainder of the increase resulted primarily from more favorable group disability results.

The Investment division reported adjusted operating income of $287 million for the first quarter of 2008, compared to $420 million in the year-ago quarter. The Retirement segment reported adjusted operating income of $124 million for the current quarter, compared to $148 million in the year-ago quarter. Current quarter adjusted operating income reflected higher expenses, including costs associated with the retirement business acquired from Union Bank of California in December 2007 which is being integrated onto the Company’s processing platform, as

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well as less favorable investment results than the year-ago quarter. The Asset Management segment reported adjusted operating income of $119 million for the current quarter, compared to $175 million in the year-ago quarter. The decrease came primarily from less favorable results from the segment’s proprietary investing business, which included current quarter losses of approximately $30 million from changes in market value of a fixed income investment fund compared to income of $20 million from corresponding market value changes in the year-ago quarter. The decline in results from the proprietary investing business, together with higher expenses, more than offset a greater contribution to current quarter results from performance-based fees, primarily related to institutional real estate funds, and increased asset management fees. Our Financial Advisory segment reported adjusted operating income of $44 million for the current quarter, compared to $97 million for the year-ago quarter. The Financial Advisory segment reflects our retail securities brokerage joint venture with Wachovia. On January 1, 2008, Wachovia combined the acquired retail securities brokerage business of A.G. Edwards, Inc. with the joint venture. The Company’s initial share of the earnings of the joint venture and transition costs, subsequent to this combination, is based on a diluted ownership level which is currently being finalized. Based on our estimate of the level of ownership, our share of the venture resulted in adjusted operating income of $51 million, after absorption of $46 million of transition costs. For the year-ago quarter, our 38% share of the venture resulted in adjusted operating income of $111 million. In addition to our share of the venture’s results, the Financial Advisory segment’s results for the current quarter include expenses of $7 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, while results for the year-ago quarter include $14 million of such costs.

The International Insurance and Investments division reported adjusted operating income of $439 million for the first quarter of 2008, compared to $474 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $413 million for the current quarter, essentially unchanged from $412 million for the year-ago quarter. The segment’s Life Planner insurance operations reported adjusted operating income of $285 million for the current quarter, an increase of $16 million from the year-ago quarter, reflecting continued

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business growth. The segment’s Gibraltar Life operations reported adjusted operating income of $128 million for the current quarter, compared to $143 million in the year-ago quarter. The decrease reflected a less favorable level of policy benefits and expenses in the current quarter. Foreign currency exchange rates did not have a significant effect on the comparison of results for the segment’s international insurance businesses due to the company’s currency hedging programs. The International Investments segment reported adjusted operating income of $26 million for the current quarter, compared to $62 million in the year-ago quarter. Current quarter results reflected less favorable results from the segment’s trading operations, including a $19 million charge for a credit loss relating to a brokerage client. Results for the current quarter also reflected a lower contribution from the segment’s asset management businesses, which benefited in the year-ago quarter from fees associated with strong mutual fund sales in Korea as well as income on an equity-related investment.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $35 million in the first quarter of 2008, compared to adjusted operating income of $9 million in the year-ago quarter. Current quarter results reflect a lower contribution from investment income, net of interest expense, together with an increased loss from the company’s real estate and relocation business.

Assets under management amounted to $631 billion at March 31, 2008, compared to $630 billion a year earlier and $648 billion at December 31, 2007. Assets under management at March 31, 2007 included $26 billion related to investments in operating joint ventures which were sold by the company during the third quarter of 2007.

Net income of the Financial Services Businesses amounted to $77 million for the first quarter of 2008, compared to $1.025 billion in the year-ago quarter. Current quarter net income includes $678 million of pre-tax net realized investment losses and related charges and adjustments. Net realized investment losses for the current quarter include $208 million representing decreases in market value of certain externally managed investments in the European market, which amounts are excluded from adjusted operating income, consistent with the amended definition of adjusted operating income adopted for first quarter 2008 reporting as discussed above. Net realized

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investment losses in the current quarter include $460 million of losses from impairments and sales of credit-impaired securities. The losses from impairments and sales of credit-impaired securities reflect $411 million on fixed maturity investments, including $290 million relating to asset-backed securities collateralized by sub-prime mortgages, and $48 million of impairments on equity securities. The Company estimates that approximately $46 million of the $290 million impairments recorded on asset-backed securities collateralized by sub-prime mortgages represent credit-related losses, based on lower expected collection of cash flows.

At March 31, 2008, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.574 billion, including $3.143 billion on investment-grade securities. Gross unrealized losses include $1.146 billion related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at March 31, 2008 include $1.107 billion of declines in value of 20% or more of amortized cost, of which $247 million represents such declines in value for three months or more. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $1.970 billion at year-end 2007. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $30 million at March 31, 2008 and $1.332 billion at December 31, 2007.

Net income for the current quarter also reflects pre-tax decreases of $262 million in recorded asset values and $200 million in recorded liabilities representing changes in value which will ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter includes $112 million of pre-tax losses from divested businesses, including $107 million relating to the Asset Management segment’s commercial mortgage securitization operations which the Company has decided to exit as discussed above.

Net income of the Financial Services Businesses for the year-ago quarter included $141 million of pre-tax net realized investment gains and related charges and adjustments, increases of $82 million in recorded assets and $62 million in recorded liabilities for which changes in value will ultimately accrue to contractholders, and income of $28 million from divested businesses, in each case before income taxes. In addition, net income for the year-ago quarter included income from discontinued operations of $37 million (net of related taxes).

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Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported a loss from continuing operations before income taxes of $26 million for the first quarter of 2008, compared to income from continuing operations before income taxes of $137 million for the year-ago quarter. Current quarter results include pre-tax net realized investment losses of $110 million, while results for the year-ago quarter included pre-tax net realized investment gains of $207 million. Net realized investment losses in the current quarter include $230 million of losses from impairments and sales of credit-impaired securities, which were partially offset by gains on sales of fixed maturity investments. The Closed Block Business reported a net loss for the first quarter of 2008 of $8 million, compared to net income of $95 million for the year-ago quarter.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $69 million for the first quarter of 2008, compared to $1.120 billion for the year-ago quarter.

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Share Repurchases and Issuance

During the first quarter of 2008, the company acquired 11.4 million shares of its Common Stock, at a total cost of $869 million. From the commencement of share repurchases in May 2002, through March 31, 2008, the company has acquired 195.8 million shares of its Common Stock at a total cost of $11.757 billion.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release, including (but not limited to) those in the third paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate, and other financial markets; (2) interest rate fluctuations; (3) reestimates of our reserves for future policy benefits and claims; (4) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (5) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (6) changes in our claims-paying or credit ratings; (7) investment losses and defaults; (8) competition in our product lines and for personnel; (9) changes in tax law; (10) economic, political, currency and other risks relating to our international operations; (11) fluctuations in foreign currency exchange rates and foreign securities markets; (12) regulatory

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or legislative changes; (13) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (14) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (15) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (16) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (17) changes in statutory or U.S. GAAP accounting principles, practices or policies; (18) changes in assumptions for retirement expense; (19) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and continue share repurchases, and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends or distributions; and (20) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax profile. Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income also excludes investment gains and losses on trading

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account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the excluded items are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP. The Current Report on Form 8-K furnished by the Company to the SEC with this release shows the effect on previously reported adjusted operating income of the reclassification of the Company’s commercial mortgage securitization operations as a “divested business” and the amendment of the Company’s definition of adjusted operating income discussed above.

Our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Because we do not predict future realized investment gains / losses or recorded changes in asset and liability values that will ultimately accrue to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2007, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

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Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, May 1, 2008 at 11 a.m. ET, to discuss with the investment community the company’s first quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through May 16. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on May 1, through May 8, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 904642.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $631 billion of assets under management as of March 31, 2008, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping more than 50 million individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended March 31
	2008	2007
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$3,102	$2,720
Policy charges and fee income	824	784
Net investment income	2,111	1,995
Asset management fees, commissions and other income	939	1,149

Total revenues	6,976	6,648

Benefits and expenses:
Insurance and annuity benefits	3,082	2,763
Interest credited to policyholders’ account balances	806	745
Interest expense	283	274
Other expenses	1,813	1,645

Total benefits and expenses	5,984	5,427

Adjusted operating income before income taxes	992	1,221
Income taxes, applicable to adjusted operating income	263	361

Financial Services Businesses after-tax adjusted operating income (1)	729	860

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(678)	141
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(262)	82
Change in experience-rated contractholder liabilities due to asset value changes	200	(62)
Divested businesses	(112)	28
Equity in earnings of operating joint ventures	(60)	(120)

Total reconciling items, before income taxes	(912)	69
Income taxes, not applicable to adjusted operating income	(216)	18

Total reconciling items, after income taxes	(696)	51

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	33	911
Equity in earnings of operating joint ventures, net of taxes	43	77

Income from continuing operations (after-tax) of Financial Services Businesses	76	988
Income from discontinued operations, net of taxes	1	37

Net income of Financial Services Businesses	$77	$1,025

Direct equity adjustment for earnings per share calculation (2)	12	15

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income	$89	$1,040

Based on after-tax adjusted operating income	$741	$875

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended March 31
	2008	2007
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$1.65	$1.83
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1.51)	0.30
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(0.58)	0.17
Change in experience-rated contractholder liabilities due to asset value changes	0.44	(0.13)
Divested businesses	(0.25)	0.06
Equity in earnings of operating joint ventures	(0.13)	(0.25)

Total reconciling items, before income taxes	(2.03)	0.15
Income taxes, not applicable to adjusted operating income	(0.48)	0.04

Total reconciling items, after income taxes	(1.55)	0.11

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	0.10	1.94
Equity in earnings of operating joint ventures, net of taxes	0.10	0.16

Income from continuing operations (after-tax) of Financial Services Businesses	0.20	2.10
Income from discontinued operations, net of taxes	—	0.08

Net income of Financial Services Businesses	$0.20	$2.18

Weighted average number of outstanding Common shares (diluted basis)	448.6	477.2

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$21,484	$22,265
Per share of Common Stock - diluted	48.45	47.05
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$22,499	$21,657
Per share of Common Stock - diluted	50.74	45.77
Number of diluted shares at end of period	443.4	473.2

Adjusted operating income before income taxes, by Segment (1):
Individual Life	$96	$101
Individual Annuities	115	166
Group Insurance	90	51

Total Insurance Division	301	318

Asset Management	119	175
Financial Advisory	44	97
Retirement	124	148

Total Investment Division	287	420

International Insurance	413	412
International Investments	26	62

Total International Insurance and Investments Division	439	474

Corporate and other operations	(35)	9

Financial Services Businesses adjusted operating income before income taxes	992	1,221

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(678)	141
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(262)	82
Change in experience-rated contractholder liabilities due to asset value changes	200	(62)
Divested businesses	(112)	28
Equity in earnings of operating joint ventures	(60)	(120)

Total reconciling items, before income taxes	(912)	69

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$80	$1,290

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended March 31
	2008	2007
Insurance Division:

Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$16	$48
Universal life	40	44
Term life	51	49

Total excluding corporate-owned life insurance	107	141
Corporate-owned life insurance	—	5

Total	$107	$146

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,846	$2,800

Net sales	$620	$409

Total account value at end of period	$78,417	$79,270

Group Insurance New Annualized Premiums (4):
Group life	$112	$103
Group disability	114	92

Total	$226	$195

Investment Division:

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$174.2	$161.0
Retail customers	81.8	84.2
General account	177.9	168.9

Total Investment Management and Advisory Services	$433.9	$414.1

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$6.5	$5.1

Net additions, other than money market	$2.2	$1.2

Retail Assets Under Management (in billions):
Gross additions, other than money market	$3.5	$2.9

Net additions, other than money market	$1.0	$0.3

Wrap-fee Product Assets Under Administration (in billions):
Gross additions	$4.7	$5.8

Net additions (withdrawals)	$(0.7)	$2.0

Assets under administration at end of period	$75.9	$72.3

Retirement Segment:
Full Service:
Deposits and sales	$4,586	$4,003

Net additions	$653	$570

Total account value at end of period	$107,060	$99,558

Institutional Investment Products:
Gross additions	$1,810	$1,533

Net additions (withdrawals)	$108	$(210)

Total account value at end of period	$51,667	$50,661

International Insurance and Investments Division:

International Insurance New Annualized Premiums (5)(6):
Actual exchange rate basis	$329	$296

Constant exchange rate basis:	$329	$315

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended March 31
	2008	2007
Closed Block Business Data:
Income Statement Data:
Revenues	$1,671	$1,991
Benefits and expenses	1,697	1,854

Income (loss) from continuing operations before income taxes	(26)	137
Income taxes	(18)	44

Closed Block Business income (loss) from continuing operations	(8)	93
Income from discontinued operations, net of taxes	—	2

Closed Block Business net income (loss)	$(8)	$95

Direct equity adjustment for earnings per share calculation (2)	(12)	(15)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income	$(20)	$80

Income (loss) from continuing operations per share of Class B Stock	$(10.00)	$39.00
Income from discontinued operations, net of taxes per share of Class B Stock	—	1.00

Net income (loss) per share of Class B Stock	$(10.00)	$40.00

Weighted average diluted shares outstanding during period	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,213	$1,271
Per Share of Class B Stock	606.50	635.50
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,302	$1,269
Per Share of Class B Stock	651.00	634.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$7,564	$8,775
Benefits and expenses	7,510	7,348

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	54	1,427
Income tax expense	29	423

Income from continuing operations before equity in earnings of operating joint ventures	25	1,004
Equity in earnings of operating joint ventures, net of taxes	43	77

Income from continuing operations	68	1,081
Income from discontinued operations, net of taxes	1	39

Consolidated net income	$69	$1,120

Net income:
Financial Services Businesses	$77	$1,025
Closed Block Business	(8)	95

Consolidated net income	$69	$1,120

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$478.3	$458.9
Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment - Investment Management and Advisory Services	$433.9	$414.1
Non-proprietary assets under management	54.7	53.4

Total managed by Investment Division	488.6	467.5
Managed by International Insurance and Investments Division (7)	71.0	88.8
Managed by Insurance Division	71.5	73.5

Total assets under management	631.1	629.8
Client assets under administration	129.4	117.2

Total assets under management and administration	$760.5	$747.0

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products.

(5)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rate amounts are translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen, 106 per U.S. dollar; Korean won 950 per U.S. dollar. Single premium business for the Company’s international insurance operations is included in annualized new business premiums based on a 10% credit.

(6)	Methodology for determining Gibraltar Life’s annualized new business premium on a constant and actual exchange rate basis has been revised to more clearly report the trend of U.S. dollar product sales. Prior period amounts have been restated to conform to current presentation.

(7)	Assets managed by the International Insurance and Investments Division at March 31, 2007, included $26 billion associated with investments in operating joint ventures which the Company sold in the third quarter of 2007. As a result, these assets are no longer reported as a component of its assets under management.